Exhibit 2.1

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of November 15, 2022, is entered into by and among Acesis Holdings Corporation, a Nevada corporation (the “Holding Company”), Acesis Biomed Limited, incorporated in England and Wales (the “UK Company”), and the shareholder of UK Company identified on Schedule A hereto (a ”Shareholder” and together with all other shareholders of UK Company, collectively, the “Shareholders”). The Holding Company, the UK Company and the other Shareholders are entering into agreements identical in all respects to this Agreement except for the name of the shareholder party and the holdings of that shareholder described on Schedule A to each such agreement (collectively the “Agreements”). Each of the Shareholder, UK Company and the Holding Company is a “party” to this Agreement, and one of more of them are the “parties” hereto as the context may require.

RECITALS:

A. The Shareholder currently owns ordinary shares (“Ordinary Shares”) of UK Company as listed on Schedule A hereto.

B. Holding Company was formed for the purpose of reorganizing it and its subsidiaries corporate structure.

C. The Shareholders own all of the issued and outstanding Ordinary Shares of UK Company.

D. The Holding Company is a corporation duly organized under the laws of the State of Nevada, having its principal executive offices in 9233 Park Meadows Dr., Ste 108, Lone Tree, CO 81124. Immediately prior to the Effective Date of the Share Exchange (as such terms are defined below), Holding Company will have authorized one hundred ninety million (190,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), none of which have been issued.

E. The Shareholders desire to exchange their Ordinary Shares of UK Company for Common Stock of Holding Company such that the Shareholders will, after giving effect to the Share Exchange (defined below), have the exact same percentage ownership of Holding Company as they had in UK Company and Holding Company has agreed to issue its shares of Common Stock in connection with such exchange, upon the terms and conditions set forth in this Agreement.

F. The Board of Directors of Holding Company has deemed advisable and unanimously recommended and approved by all necessary corporate action this share exchange transaction among each of the Shareholders and the Holding Company (the “Share Exchange”) and this Agreement in order to establish the holding company structure and the Board of Directors of UK Company has approved this Agreement and authorized its execution and delivery.

G. The parties intend that the Share Exchange shall qualify as a tax-free exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended. On 24 October 2022 UK Company applied for clearance with HM Revenue & Customs (“HMRC”) in England and Wales under s138 of the Taxation of Chargeable Gains Act 1992, section 701 of the Income Tax Act 2007 and section 748 of the Corporation Tax Act 2010. By letter to UK Company dated 9 November 2022, HMRC granted the requested clearance.

H. The Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the “Act”) and under the applicable securities laws of the state or jurisdiction where the Shareholders reside.

In consideration of the mutual agreements and premises set forth herein, the Shareholder, UK Company and the Holding Company hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I
TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange. (a) On the Effective Date (as hereinafter defined), the Shareholder shall sell with full title guarantee and free from any encumbrance, and Holding Company shall purchase, the number of Ordinary Shares set opposite the name of the Shareholder in column 2 of Schedule A and, in consideration of such transfer, Holding Company shall issue to the Shareholder, without any action on the part of the Shareholder, the number of shares of Common Stock set opposite the name of the Shareholder in column 3 of Schedule A (together with all the other exchanges with Shareholders, the “Share Exchange”).

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(b) On or before the Effective Date, the Shareholder shall deliver to the Holding Company:

(i) an executed transfer transferring their Ordinary Shares in the UK Company to the Holding Company; and

(ii) any share certificates for such Ordinary Shares in their possession or an indemnity in the agreed form in respect of any missing certificate;

(c) on or before the Effective Date, the UK Company shall hold a meeting of the board of directors at which the directors shall vote in favour of the registration of the Holding Company as sole member of the UK Company in respect of the shares in the UK Company.

(d) Title to, beneficial ownership of and any risk attaching to the Ordinary Shares shall pass to Holding Company on the Effective Date and the Ordinary Shares shall be sold and purchased together with all rights and benefits attached to or accruing to them at or at any time after the Effective Date.

(e) Holding Company shall not be obliged to complete the purchase of any of the Ordinary Shares unless the purchase of all the Ordinary Shares is completed simultaneously.

(f) As of the Effective Date, as a result of the Share Exchange, each Shareholder shall be the holder of the number of shares of Common Stock set opposite their name in Column 3 of Schedule A hereto. Consequently, as a result of the Share Exchange, (i) Holding Company will have an aggregate 13,462,270 shares of Common Stock issued and outstanding and owned by the Shareholders, (ii) each Shareholder will cease to be a shareholder of UK Company and (iii) the ownership of one hundred percent (100%) of the Ordinary Shares of UK Company shall automatically vest in Holding Company and UK Company will continue in existence as a direct, wholly-owned subsidiary of Holding Company.

(g) As a result of the Share Exchange, the respective articles of association and charter documents of UK Company, will not be changed and will continue in full force and effect. The articles of incorporation, bylaws, names, offices, corporate identity, and officers and directors of Holding Company will not be changed as a result of the Share Exchange.

1.2 Holding Company’s Common Stock Certificates. On the Effective Date, Holding Company shall issue and deliver that number of shares of Common Stock to the Shareholder set forth on Schedule A.

1.3 Sole Rights. On the Effective Date, the Shareholders who held any certificate or book entry that formerly represented their rights in the Ordinary Shares of UK Company outstanding on the Effective Date shall cease to have any rights with respect to said shares.

1.4. Non-Exercise of Appraisal Rights. The Shareholders have waived any rights that they may have to the appraisal of their Ordinary Shares of UK Company or any pre-emption rights, and by their signatures on this Agreement, hereby voluntarily agree not to ever exercise their appraisal rights as set forth in NRS 92.A.380 or any pre-emption rights as set out in the Companies Act 2006, and, to the fullest extent permitted by applicable law, hereby waive any rights (statutory or otherwise) to dissent from the Share Exchange and to seek the appraisal of the fair value of their respective Ordinary Shares of UK Company and to have such fair value paid to them in cash in lieu of the terms of this Agreement. If such waiver is determined to be invalid under Nevada law or the laws of England and Wales, then the Holding Company agrees to pay to such Shareholders of the acquired entity with appraisal rights the amount to which such Shareholders are entitled under the NRS Chapter 92A and the Companies Act 2006.

1.5. Warranties.

The Shareholder warrants to Holding Company that:

(a)	The Shareholder has full power and authority and has taken all action necessary to enable the Shareholder to enter into and perform this Agreement;

(b)	this Agreement constitutes valid legal and binding obligations on the Shareholder in accordance with its terms;

(c)	the Shareholder is the only legal and beneficial owner of the number of Ordinary Shares specified opposite the Shareholder’s name in column 2 of Schedule A;

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(d)	such Ordinary Shares are free from all encumbrances and there is no agreement or commitment given to create an encumbrance affecting such Ordinary Shares;

(e)	the execution and performance by the Shareholder of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under any agreement, instrument, order, judgment, or other restriction which binds the Shareholder; and

(f)	the Shareholder is not unable to pay any debts and no bankruptcy order has been made in respect of the Shareholder nor has any petition been presented to make the Shareholder bankrupt or no order or application has been made or resolution passed for the winding up of the Shareholder or for the appointment of a liquidator to the Shareholder or for an administration order or the appointment of an administrator in respect of the Shareholder.

Holding Company warrants to each Shareholder that:

(a)	Holding Company has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on Holding Company in accordance with their respective terms;

(b)	the execution and performance by Holding Company of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under Holding Company’s constitution, or any agreement, instrument, order, judgment, or other restriction which binds Holding Company; and

(c)	each of the Agreements is identical in all respects to this Agreement except for the name of the shareholder party and the holdings of that shareholder set forth on Schedule A to such shareholder’s agreement.

ARTICLE II
TERMINATION

2.1 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of either UK Company on the one hand, or Holding Company on the other hand, in their sole discretion, by written notice to the other parties. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective parties.

2.2 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective managers, directors, officers, employees, agents, or stockholders.

ARTICLE III
EFFECTIVE DATE OF SHARE EXCHANGE

Upon satisfaction of the conditions precedent that all Shareholders shall have executed and delivered this Agreement and appropriate stock transfer forms in respect of their shareholding in the UK Company, the Share Exchange shall become effective on the date and time shown on the Articles of Exchange accepted for filing by the Secretary of State of the State of Nevada (the “Effective Date”). The rights of all parties resulting from the Share Exchange shall be determined as of the Effective Date.

ARTICLE IV
MISCELLANEOUS

4.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived in writing at any time by any party which is entitled to the benefit thereof.

4.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, by an amendment in writing.

4.3 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Nevada, without taking into account provisions regarding choice of law.

4.4 Costs and Expenses. UK Company shall pay all costs and expenses incurred by it and Holding Company in connection with the transactions contemplated hereby. UK Company shall reimburse the Shareholders for all reasonable out-of-pocket expenses incurred in connection with the execution and delivery of the Agreements.

4.5 Recitals. The Recitals shall be incorporated into the body of this Agreement.

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4.6 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

4.7 Entire Agreement. This Agreement represents the entire agreement among the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made among the parties hereto are merged in this Agreement, which shall be the sole expression of the agreement of the parties respecting the Share Exchange. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations and promises of the other parties hereto that are contained herein and has not relied on the oral statements of any other party or its representatives.

4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument. Electronic or pdf copies of the whole Agreement shall be deemed to be the same as an original for all purposes.

4.9 Assignment; Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns but shall not be assigned by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

4.10 Non-survival. The representations, covenants and agreements of the parties contained in this Agreement shall terminate on the Effective Date.

4.11 Further Assurance. Each of the parties shall execute such documents and other papers and take such further actions as may be required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

4.12 Consent to Receive Notices by Electronic Transmission. The Shareholder hereby consents to the delivery of any corporate notices relating to the Holding Company by electronic transmission to their email address as set forth on the signature page to this Agreement for all purposes and to the fullest extent permitted by law, the Holdings Company’s Certificate of Incorporation and the Holding Company’s Bylaws. This consent applies to any and all notices required to be given to Shareholders for any purpose. This consent also applies to any and all notices required to be given to the Shareholders pursuant to any investors rights’, stockholders’, voting, right of first refusal and co-sale, registration rights or other similar stockholder agreement in respect of the Holding Company or its shares of capital stock, unless otherwise expressly indicated in the applicable agreement. All notices sent by electronic mail will be considered given and received in accordance with the Holding Company’s Certificate of Incorporation and Bylaws.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Acesis Biomed Ltd

By:	/s/ K. Karatzas
K. Karatzas
Chief Executive Officer & Director

Acesis Holdings Corporation

By:	/s/ K. Karatzas
K. Karatzas
Chief Executive Officer

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IN WITNESS WHEREOF, the Shareholder has duly executed this Agreement as of the date first above written.

By:

Name:

If Joint Ownership*

By:

Name:

By:

Name:

If Corporate, Partnership, Trust, or Other Entity Ownership**

Name of the Entity:

Name:

Title:

By:

* If the stock is held in the name of more than one person, EACH joint owner must sign.

**Executors, administrators, trustees, guardians, or executives should indicate their title or the capacity in which they sign for all non-individual shareholders.

[Shareholder’s Signature Page]

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SCHEDULE A

#	(1) Shareholder	(2) Ordinary Shares of Acesis Biomed Ltd Owned as of the Date of Execution of this Agreement		(3) Shares of Common Stock of Acesis Holdings Corporation to be Issued Pursuant to the Exchange Contemplated by this Agreement
		Current Shares	Ownership %	Post Shares	Ownership %
1

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